Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 25, 2012 with respect to the consolidated financial statements of Arrhythmia Research Technology, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Arrhythmia Research Technology, Inc. on Forms S-8 (File No. 333-166600, effective 5/1/2010, File No. 333-150044, effective 4/2/2008, File No. 333-130678, effective 12/23/2005 and File No.333-120329, effective 11/9/2004).

/s/ Grant Thornton LLP

Boston, Massachusetts
April 25, 2012

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